[LOGO OF MELLON BANK CORPORATION]                                        EX-99.1



         ANALYSTS:
         Donald J. MacLeod      John W. Calnan
         412-234-5601           412-234-4633

         MEDIA:                                        Corporate Affairs Group
Contact: Thomas W. Butch                               One Mellon Bank Center
         412-234-6436                                  Pittsburgh, PA 15258-0001


- - --------------------------------------------------------------------------------



FOR IMMEDIATE RELEASE

MELLON REPORTS RECORD QUARTERLY NET INCOME IN SECOND QUARTER 1994

o          Earnings Per Share Increases 36 Percent and Net Income
           Increases 35 Percent

o          Return on Equity is 17.04 Percent; Return on Assets Reaches
           1.47 Percent for Quarter

o Fee Revenue Increases 20 Percent, Comprises Nearly 50 Percent of Total Revenue for Quarter

PITTSBURGH, July 19, 1994 -- Mellon Bank Corporation today reported second quarter 1994 net income of $134 million, or $1.80 per common share, compared with net income of $99 million, or $1.32 per common share, in the second quarter of 1993. Net income was at the highest quarterly level in the Corporation's history, excluding those quarters affected by certain nonrecurring gains. Annualized return on common shareholders' equity and return on assets were 17.04 percent and 1.47 percent, respectively, in the second quarter of 1994.

"Mellon continues to generate strong and consistent earnings, and we look forward to completing our merger with The Dreyfus Corporation in the third quarter," said Mellon Chairman, President and Chief Executive Officer Frank V. Cahouet.

                                 -more-

Mellon Reports Earnings
July 19, 1994
Page 2


Net interest revenue for the quarter was $357 million, up 14 percent from $314 million in the prior-year period. Fee revenue was $336 million, up 20 percent from $281 million in the second quarter of 1993. The increase in net interest revenue was attributable primarily to the Corporation's 1993 acquisitions of The Boston Company and AFCO Credit Corporation; the increase in fee revenue was attributable principally to The Boston Company acquisition.

Operating expense for the second quarter of 1994 was $456 million, compared with $391 million in the second quarter of 1993. The increase resulted primarily from the effect of The Boston Company acquisition and expenses associated with the Corporation's CornerStone(sm) credit card product.

The provision for credit losses was $20 million in the second quarter of 1994, compared with $35 million in the prior-year period. Net credit losses were $14 million, down significantly from $40 million in the second quarter of 1993.

Nonperforming assets totaled $264 million at June 30, 1994, down
$50 million, or 16 percent, from $314 million at March 31, 1994.
Nonperforming assets decreased by $214 million, or 45 percent, compared with June 30, 1993.

                                 -more-

Mellon Reports Earnings
July 19, 1994
Page 3


With balance sheet assets of approximately $37 billion and assets under management and administration of approximately $750 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh, providing commercial banking, retail financial services and numerous fee-based service products, including trust and investment, cash management and mortgage banking.

                                   ##

           NOTE:  Detailed supplemental information follows.

Mellon Reports Earnings
July 19, 1994
Page 4


SUPPLEMENTAL INFORMATION
- - ------------------------


Pending Dreyfus Corporation Merger
- - ----------------------------------

In December 1993, the Corporation entered into a definitive agreement to merge with The Dreyfus Corporation (Dreyfus). Dreyfus is the nation's sixth-largest mutual fund company, with approximately $71 billion of assets under management and administration at June 30, 1994. The merger of the Corporation and Dreyfus is expected to create a diversified financial services organization with annual revenues of approximately $3.2 billion, including fee revenue of approximately $1.7 billion. Dreyfus is headquartered in New York City and employs approximately 2,100.

Dreyfus shareholders will receive .88017 shares of the Corporation's common stock for each share of Dreyfus common stock outstanding. Dreyfus has approximately 37 million shares outstanding. The transaction will be accounted for under the pooling-of-interests method, with prior period financial results restated to reflect the merger. The Corporation's capital ratios following the merger are expected to be approximately 200 basis points higher than the June 30, 1994 ratios. However, as a result of the approximately 33 million additional shares of the Corporation's common stock to be issued to the Dreyfus shareholders, the Corporation's book value per common share is expected to be approximately 13% lower than previously reported amounts. Earnings per common share are also expected to be approximately 19% lower than previously reported amounts.

In connection with the transaction, the Corporation expects to record one-time after-tax merger expenses of approximately $85 million at closing, which is anticipated to occur during the third quarter of 1994.

Mellon Reports Earnings
July 19, 1994
Page 5


The Corporation has received notification that its proposed merger with Dreyfus has received the approval of all required regulatory agencies. Completion of the merger is contingent upon the approval of the shareholders of the Corporation and Dreyfus and certain approvals by the boards of directors and shareholders of the mutual funds managed, advised or administered by Dreyfus.

Net Interest Revenue
- - ----------------------------------------------------------------------------------------------------------
(taxable equivalent basis)                        Three months                       Six months
                                                 ended June 30,                   ended June 30,
(dollar amounts in millions)                 1994         1993      Increase      1994      1993  Increase
- - ----------------------------------------------------------------------------------------------------------
Net interest revenue                      $   359      $   317        $   42   $   724   $   636    $   88
- - ----------------------------------------------------------------------------------------------------------
Average interest-earning assets           $31,092      $29,548        $1,544   $31,261   $28,701    $2,560
- - ----------------------------------------------------------------------------------------------------------
Net interest margin                          4.63%        4.30%        33 bp      4.67%     4.47%    20 bp
- - ----------------------------------------------------------------------------------------------------------


The 14% improvement in net interest revenue in the second quarter of 1994, compared with the second quarter of 1993, primarily reflected a $1.5 billion higher level of average interest-earning assets resulting from the May 1993 acquisition of The Boston Company and the December 1993 acquisition of AFCO Credit Corporation (AFCO). In addition, these acquisitions enabled the Corporation to replace lower-margin money market assets with higher-margin loans and securities. Average loans increased $3.6 billion and average securities increased $650 million, partially offset by a decrease of $2.8 billion in money market assets. Average credit card loans increased approximately $200 million, or 17%, in the second quarter of 1994, compared with the prior-year period, primarily driven by the CornerStone credit card product introduced during the first quarter. At June 30, 1994, this product had generated 495,000 new accounts with total outstandings of approximately $215 million. A further reduction in nonperforming assets also contributed to the improved net interest revenue and net interest margin compared with the prior-year period.

Mellon Reports Earnings
July 19, 1994
Page 6


The improvement in net interest revenue in the first six months of 1994 principally resulted from the same factors responsible for the second quarter increase.

Credit Quality Expense and Net Credit Losses
- - --------------------------------------------

                                      Three months                  Six months
                                    ended June 30,              ended June 30,
(dollar amounts in millions)         1994     1993  Inc/(Dec)    1994     1993  Inc/(Dec)
- - -----------------------------------------------------------------------------------------
Provision for credit losses           $20      $35    $(15)       $40     $ 70    $(30)
Net expense (revenue) of
 acquired property                     (3)      13     (16)       (11)      38     (49)
- - ----------------------------------------------------------------------------------------
     Credit quality expense           $17      $48    $(31)       $29     $108    $(79)
- - ----------------------------------------------------------------------------------------

Net credit losses (recoveries)(a):
Domestic:
 Consumer credit                      $12      $13    $ (1)       $26     $ 28    $ (2)
 Commercial real estate                 -       28     (28)        (3)      57     (60)
   Commercial and financial             2       (1)      3          5        5       -
- - ----------------------------------------------------------------------------------------
    Total domestic                     14       40     (26)        28       90     (62)
- - ----------------------------------------------------------------------------------------
 International                          -        -       -          3       (1)      4
- - ----------------------------------------------------------------------------------------
     Total net credit losses          $14      $40    $(26)       $31     $ 89    $(58)
- - ----------------------------------------------------------------------------------------
Annualized net credit losses
 to average loans                     .24%     .78%    (54)bp     .25%     .89%    (64)bp
- - ----------------------------------------------------------------------------------------

(a) Excludes net credit losses on segregated assets.


Credit quality expense, defined as the provision for credit losses plus the net expense of acquired property, was $31 million lower in the second quarter of 1994, compared with the prior-year period, reflecting continuing improvement in the credit quality of the loan portfolio and the lower level of real estate acquired (OREO). The $3 million in net revenue from acquired property in the second quarter of 1994 resulted from $3 million in net gains on the sale of acquired property. Net expense of acquired property of $13 million in the second quarter of 1993 included $9 million of provision to the reserve for OREO. No provision to the reserve for OREO was recorded in the second quarter of 1994. Net credit losses decreased $26 million compared with the second quarter of 1993 primarily resulting from lower commercial real estate net credit losses.

Credit quality expense was $29 million for the first six months of 1994, compared with $108 million in the first half of 1993. Improved credit

Mellon Reports Earnings
July 19, 1994
Page 7


quality led to a $30 million decrease in the provision for credit losses in the first half of 1994, compared with the prior-year period. The net expense of acquired property decreased $49 million in the first half of 1994, compared with the prior year period. No provision to the reserve for OREO was recorded in the first half of 1994, compared to $30 million in the first half of 1993. Net credit losses in the first six months of 1994 were down by $58 million compared with the first half of 1993, primarily resulting from lower commercial real estate net credit losses.


Noninterest Revenue
- - -------------------

                                   Three months                  Six months
                                 ended June 30,              ended June 30,
(in millions)                     1994     1993  Inc/(Dec)    1994     1993  Inc/(Dec)
- - -------------------------------------------------------------------------------------
Fee revenue:
Trust and investment management   $165     $106    $ 59       $340     $179    $161
Cash management and deposit
 transaction charges                48       47       1         99       95       4
Information services                19       41     (22)        39       77     (38)
Mortgage servicing                  17       15       2         33       32       1
Credit card                         18       15       3         32       28       4
Foreign currency and
 securities trading                 18        9       9         40       13      27
Other                               51       48       3         96       89       7
- - -------------------------------------------------------------------------------------
  Total fee revenue                336      281      55        679      513     166
Gains on sale of securities          -        -       -          -       87     (87)
- - -------------------------------------------------------------------------------------
  Total noninterest revenue       $336     $281    $ 55       $679     $600    $ 79
- - -------------------------------------------------------------------------------------

Fee revenue increased by $55 million, or 20%, in the second quarter of 1994, compared with the second quarter of 1993, primarily reflecting an increase of $67 million of fee revenue attributable to The Boston Company acquisition completed in May 1993. Partially offsetting this increase was an approximately $25 million reduction in fee revenue resulting from the divestiture of three fee based businesses.

The $59 million improvement in trust and investment management fees in the second quarter of 1994 resulted principally from $55 million of these fees earned at The Boston Company. Partially offsetting this increase was the

Mellon Reports Earnings
July 19, 1994
Page 8


May 6, 1994, completion of the sale of part of the Corporation's Boston based third-party mutual fund administration business. As a result of the sale of this business, trust and investment management fee revenue was reduced by approximately $4 million in the second quarter of 1994 and will be reduced by approximately $7 million per quarter in the future.

Information services fees decreased $22 million compared with the prior-year period, primarily as a result of the Corporation's December 1993 sale of two information services businesses. The two businesses sold generated quarterly revenues of approximately $21 million.

The increase in mortgage servicing fees, compared with the prior-year period, resulted principally from higher levels of mortgage servicing rights acquired in the first half of 1994 and the second half of 1993. The increase in credit card revenue in the second quarter of 1994, compared with the second quarter of 1993, primarily resulted from revenue generated by the Corporation's CornerStone credit card product.

The increase in foreign currency and securities trading fee revenue in the second quarter of 1994 was attributable to foreign exchange fees earned, primarily from global custody customers at The Boston Company. Other fee revenue included $20 million from the Corporation's seasonal tax refund anticipation loan program. Fee revenue generated by this seasonal product increased $2 million compared with the prior-year period. No significant revenue is expected in the second half of 1994 from this product.

Fee revenue in the first six months of 1994 was up $166 million, or 32%, from the first six months of 1993, primarily as a result of the same factors responsible for the second quarter increase.

Mellon Reports Earnings
July 19, 1994
Page 9


The Corporation recorded $87 million in gains on the sale of securities during the first six months of 1993, resulting from the sale of securities in the available for sale portfolio. These sales were undertaken as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company.

Operating Expense
- - -----------------

                                        Three months                  Six months
                                      ended June 30,              ended June 30,
(dollar amounts in millions)           1994     1993  Inc/(Dec)    1994     1993  Inc/(Dec)
- - -----------------------------------------------------------------------------------------
Staff expense                           $210    $174    $ 36       $425    $329  $  96
Net occupancy expense                     47      39       8         92      76     16
Professional, legal and
 other purchased services                 47      30      17         90      61     29
Equipment expense                         28      26       2         61      52      9
Amortization of goodwill, core deposit
 and other identified intangibles         23      17       6         50      33     17
FDIC assessment and regulatory
 examination fees                         16      15       1         32      29      3
Amortization of purchased mortgage
 servicing rights and purchased
 credit card relationships                10      13      (3)        21      21      -
Other expense                             78      64      14        167     110     57
- - -----------------------------------------------------------------------------------------
  Operating expense before the
   net expense of acquired property
   and merger expenses                   459     378      81        938     711    227
- - -----------------------------------------------------------------------------------------
Net expense (revenue) of
 acquired property                        (3)     13     (16)       (11)     38    (49)
- - -----------------------------------------------------------------------------------------
Merger expenses                            -       -       -          -     175   (175)
- - -----------------------------------------------------------------------------------------
   Total operating expense              $456    $391    $ 65       $927    $924    $ 3
- - -----------------------------------------------------------------------------------------
Average full-time equivalent staff    21,800  19,100   2,700     21,800  18,600  3,200
- - -----------------------------------------------------------------------------------------
Efficiency ratio (1):
 Including amortization of
  all intangibles                         66%     63%       3        67%     62%     5
 Excluding amortization of
  intangibles (2)                         63      60        3        63      60      3
- - -----------------------------------------------------------------------------------------

(1) Operating expense before the net expense (revenue) of acquired property and merger expenses as a percentage of revenue, computed on a fully taxable equivalent basis, excluding securities gains.
(2) Excludes amortization of goodwill, core deposit and other identified intangibles.


Operating expense before the net expense of acquired property and merger expenses increased by $81 million, or 21%, in the second quarter of 1994, compared with the second quarter of 1993. The increase was primarily the result of an increase of $58 million attributable to The Boston Company, acquired in May 1993, and an increase in marketing expense of $7 million, primarily related to the Corporation's CornerStone credit card product. The increase in expenses attributable to AFCO were approximately offset by the decrease in expenses related to the information services businesses

Mellon Reports Earnings
July 19, 1994
Page 10


sold in December 1993. Also impacting second quarter 1994 operating expense were increases in various categories in support of revenue growth.

Operating expense before the net expense of acquired property and merger expenses totaled $938 million in the first six months of 1994, compared with $711 million in the first half of 1993. The increase was primarily the result of the same factors responsible for the second quarter increase, including the increased marketing expense of $27 million, recorded in the first six months, primarily related to the introduction of the Corporation's CornerStone credit card product.

The Corporation has historically accounted for mergers under the purchase method of accounting, resulting in the recording of goodwill and other identified intangibles which are subsequently amortized in future years into operating expense. These intangibles primarily include goodwill from The Boston Company and Meritor acquisitions as well as core deposit intangibles and covenants not to compete. Net income, excluding the after tax impact of the amortization expense of intangibles recorded in purchase acquisitions of $19 million and $40 million for the second quarter and first half of 1994, would have been $153 million and $305 million, respectively.

The increase in average full-time equivalent staff level, compared with the prior-year period, primarily reflected the addition of the employees of The Boston Company.

Merger expenses of $175 million pretax, or $112 million after-tax, were recorded in the first quarter of 1993 to reflect management's estimate of expenses associated with the merger of The Boston Company.

Mellon Reports Earnings
July 19, 1994
Page 11


Income Taxes
- - ------------

The provision for income taxes totaled $166 million in the first six months of 1994, for an effective tax rate of approximately 38.5%, compared with $104 million in the first six months of 1993. Excluding the impact of the merger expenses and securities gains, the Corporation's effective tax rate for the first half of 1993 was 41%. The decrease in the effective rate between periods is primarily the result of tax legislation, enacted in August 1993, which permitted the tax deductibility of certain intangible amortization expense. After completion of the merger with The Dreyfus Corporation, it is currently anticipated that the effective tax rate will increase to approximately 39%.

CREDIT QUALITY
- - --------------

Nonperforming Assets(a)
- - --------------------
                                             June 30,   March 31,   Dec. 31,   June 30,
(dollar amounts in millions)                     1994        1994       1993       1993
- - ---------------------------------------------------------------------------------------
Domestic nonperforming loans:
  Consumer mortgage                             $  61       $  67      $  61      $  73
  Commercial real estate                           35          57         89        121
  Other domestic                                   53          56         45         79
International nonperforming loans                   6          16          7          8
- - ---------------------------------------------------------------------------------------
     Total nonperforming loans                    155         196        202        281
- - ---------------------------------------------------------------------------------------
Acquired property:
  Real estate acquired
    through foreclosures                          109         109        100        123
  In-substance real estate foreclosures            30          43         75         83
  Reserve for real estate acquired                (31)        (35)       (37)       (18)
- - ---------------------------------------------------------------------------------------
     Real estate acquired, net of reserve         108         117        138        188
  Other assets acquired                             1           1          1          9
- - ---------------------------------------------------------------------------------------
     Total acquired property                      109         118        139        197
- - ---------------------------------------------------------------------------------------
     Total nonperforming assets                 $ 264       $ 314      $ 341      $ 478
- - ---------------------------------------------------------------------------------------
Nonperforming loans as a percentage of
 total loans                                      .63%        .80%       .83%      1.18%
Total nonperforming assets as a
 percentage of total loans and net
 acquired property                               1.06%       1.27%      1.39%      1.99%
- - ---------------------------------------------------------------------------------------

(a) Excludes segregated assets.


Nonperforming assets totaled $264 million at June 30, 1994, a decrease of $50 million, or 16%, compared with March 31, 1994. Domestic nonperforming real estate assets, which include nonperforming commercial and consumer

Mellon Reports Earnings
July 19, 1994
Page 12


real estate loans and OREO net of the reserve, decreased by $37 million during the quarter primarily as a result of returns to accrual status, asset sales and repayments. The decrease in other domestic nonperforming loans primarily resulted from repayments offset, in part, by additions. The decrease in international nonperforming loans resulted from the sale of loans made to a real estate developer.

Nonperforming assets decreased by $214 million, or 45%, compared with June 30, 1993, primarily due to the $178 million reduction in domestic nonperforming real estate assets. The reduction resulted primarily from asset sales, returns to accrual status and repayments. Other domestic nonperforming loans decreased by $26 million primarily due to repayments and credit losses. The $8 million decrease in other assets acquired resulted from asset sales.

Reserve for Credit Losses
- - -------------------------
                                                June 30,  March 31,   Dec. 31,   June 30,
(dollar amounts in millions)                      1994       1994       1993       1993
- - ------------------------------------------------------------------------------------------
Reserve for credit losses (a)                      $ 609      $ 603      $ 600      $ 586
Reserve as a percentage of
 total loans                                        2.46%      2.46%      2.45%      2.46%
- - ------------------------------------------------------------------------------------------
(a) Excludes reserve for segregated assets.

Mellon Reports Earnings
July 19, 1994
Page 13


Selected Capital Data
- - ---------------------
                                   June 30,      March 31,   Dec. 31,   June 30,
(dollar amounts in millions)           1994           1994       1993       1993
- - --------------------------------------------------------------------------------
Common shareholders' equity          $2,867        $ 2,793     $2,721    $ 2,586
Common shareholders' equity
 to assets ratio                       7.75%          7.63%      7.53%      7.15%
Tangible common shareholders'
 equity to assets ratio (a)            5.16%          4.89%      4.67%      4.29%
Total shareholders' equity           $3,459        $ 3,385     $3,313    $ 3,246
Total shareholders' equity
 to assets ratio                       9.36%          9.25%      9.17%      8.97%
Tier I capital ratio                    7.9%(b)       7.62%      7.39%      7.42%
Total (Tier I and Tier II)
 capital ratio                         11.4%(b)      11.17%     10.97%     10.63%
Leverage capital ratio                  7.4%(b)       6.90%      6.88%      6.99%
Book value per common share (c)      $43.75        $ 42.76     $41.75    $ 39.81
Closing common stock price           $56.25        $56.125     $53.00    $56.375
- - --------------------------------------------------------------------------------

(a) Common shareholders' equity less goodwill, core deposit and other identified intangibles divided by total assets less goodwill, core deposit and other identified intangibles.
(b)  Estimated.
(c) The book value per common share assumes full conversion of the Series D preferred stock to common stock. Accordingly, this includes the additional paid-in capital on the Series D preferred stock because this paid-in capital has no liquidation preference over the common stock.

The increase in the Corporation's common and total shareholders' equity in the second quarter of 1994, compared with March 31, 1994, was the result of earnings retention.

                                  SUMMARY DATA
                 Mellon Bank Corporation (and its subsidiaries)


(dollar amounts in millions,                       Three months ended   Six months ended
except per share amounts;                                June 30,           June 30,
common shares in thousands)                        ------------------   -----------------
                                                     1994      1993      1994      1993
                                                   --------  --------  --------  --------
Selected key data (a)
- - ---------------------
  Primary net income per common share              $  1.80   $  1.32   $  3.57   $  1.63
  Return on assets                                    1.47%     1.16%     1.45%      .80%
  Return on common shareholders' equity              17.04%    13.69%    17.14%     8.71%
  Yield on interest-earning assets,
   on a taxable equivalent basis                      6.89%     6.51%     6.80%     6.76%
  Cost of funds supporting interest-
   earning assets                                     2.26%     2.21%     2.13%     2.29%
  Dividends per common share                       $   .56   $   .38   $  1.12   $   .76

Results excluding certain items (b)
- - -----------------------------------
  Primary net income per common share              $  1.80   $  1.32   $  3.57   $  2.59
  Return on assets                                    1.47%     1.16%     1.45%     1.16%
  Return on common shareholders' equity              17.04%    13.69%    17.14%    13.60%

Average balances for the period (c)
- - -----------------------------------
  Money market investments                         $ 1,676   $ 4,477   $ 1,779   $ 3,741
  Trading account securities                           386       312       445       303
  Securities                                         4,785     4,136     4,602     4,394
  Loans                                             24,245    20,623    24,435    20,263
  Total interest-earning assets                     31,092    29,548    31,261    28,701
  Total assets                                      36,571    34,421    36,877    33,284
  Deposits                                          26,964    25,886    27,362    25,392
  Total interest-bearing liabilities                24,897    23,647    24,858    22,935
  Common shareholders' equity                        2,824     2,464     2,792     2,400
  Total shareholders' equity                         3,416     3,124     3,384     3,035

Computation of primary net income per common share
- - --------------------------------------------------
 Net income applicable to
  common stock (d)                                 $   120   $    84   $   237   $   104
                                                   =======   =======   =======   =======
  Average common shares outstanding                 63,729    61,852    63,642    60,379
  Average common shares issuable upon
   conversion of Series D preferred stock            1,702     1,607     1,702     1,607
  Other common stock equivalents, net of
   shares assumed repurchased                        1,202     1,572     1,114     1,659
                                                   -------   -------   -------   -------
     Total stock and stock equivalents              66,633    65,031    66,458    63,645
                                                   =======   =======   =======   =======

  Primary net income per common share (e)          $  1.80   $  1.32   $  3.57   $  1.63
                                                   =======   =======   =======   =======
- - ---------------

(a) Percentages are annualized where applicable. All amounts are based on unrounded numbers.
(b) Results for the first half of 1993 exclude $112 million after-tax merger expenses and $53 million in after-tax gains on the sale of securities.
(c) Computed on a daily average basis.
(d) After adding back Series D preferred stock dividends.
(e) Based on unrounded numbers.

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                            Mellon Bank Corporation


                                              Three months ended      Six months ended
(in millions, except per                           June 30,               June 30,
 share amounts)                               ------------------      ---------------
                                              1994        1993        1994         1993
                                              ----        ----         ----        ----



Interest revenue
- - --------------------------------------------
Loans and loan fees                           $ 444       $ 379       $  880       $ 762
Money market investments                         16          35           32          60
Trading account securities                        6           5           13           9
Securities                                       66          58          124         126
                                              -----       -----       ------       -----
     Total interest revenue                     532         477        1,049         957


Interest expense
- - --------------------------------------------
Deposits in domestic offices                    100          98          192         206
Deposits in foreign offices                      17          10           27          19
Short-term borrowings                            30          24           55          40
Notes and debentures (with original
 maturities over one year)                       28          31           56          61
                                              -----       -----       ------       -----
     Total interest expense                     175         163          330         326
                                              -----       -----       ------       -----
     Net interest revenue                       357         314          719         631
Provision for credit losses                      20          35           40          70
                                              -----       -----       ------       -----
     Net interest revenue after provision
      for credit losses                         337         279          679         561


Noninterest revenue
- - --------------------------------------------
Fee revenue                                     336         281          679         513
Gains on sale of securities                       -           -            -          87
                                              -----       -----       ------       -----
     Total noninterest revenue                  336         281          679         600


Operating expense
- - --------------------------------------------
Staff expense                                   210         174          425         329
Net occupancy expense                            47          39           92          76
Professional, legal and other
 purchased services                              47          30           90          61
Equipment expense                                28          26           61          52
Amortization of goodwill, core deposit
 and other identified intangibles                23          17           50          33
FDIC assessment and
 regulatory examination fees                     16          15           32          29
Amortization of purchased mortgage
 servicing rights and purchased
 credit card relationships                       10          13           21          21
Other expense                                    78          64          167         110
Net expense (revenue) of acquired property       (3)         13          (11)         38
Merger expenses                                   -           -            -         175
                                              -----       -----       ------       -----
     Total operating expense                    456         391          927         924
                                              -----       -----       ------       -----
Income before income taxes                      217         169          431         237
Provision for income taxes                       83          70          166         104
                                              -----       -----       ------       -----
Net income                                      134          99          265         133
Dividends on preferred stock                     15          16           30          31
                                              -----       -----       ------       -----
Net income applicable to common stock         $ 119       $  83       $  235       $ 102
                                              =====       =====       ======       =====

Primary net income per common share           $1.80       $1.32        $3.57       $1.63
                                              =====       =====       ======       =====
Fully diluted net income per common share     $1.80       $1.32        $3.57       $1.63
                                              =====       =====       ======       =====

                      CONDENSED CONSOLIDATED BALANCE SHEET
                            Mellon Bank Corporation



(dollar amounts in millions)                            June 30,   Dec. 31,   June 30,
                                                          1994       1993       1993
                                                        ---------  ---------  ---------
Assets
- - ------------------------------------------------------
Cash and due from banks                                  $ 1,701    $ 2,169    $ 1,875
Money market investments                                   1,131      1,467      2,505
Trading account securities                                   365        116        165
Securities:
 Available for sale (approximate fair value of
  $2,920 and $2,705 at December 31, 1993 and
  June 30, 1993, respectively)                             2,756      2,916      2,691
 Investment (approximate fair value
  of $3,085, $2,139 and $2,260)                            3,217      2,096      2,194
Loans, net of unearned discount of $70, $74 and $48       24,726     24,473     23,844
Reserve for credit losses                                   (609)      (600)      (586)
                                                         -------    -------    -------
     Net loans                                            24,117     23,873     23,258
Premises and equipment                                       449        463        491
Acquired property, net of reserves of
 $31, $37 and $18                                            109        139        197
Goodwill                                                     775        825        768
Core deposit and other identified intangibles                234        258        311
Purchased mortgage servicing rights and
 purchased credit card relationships                         259        204        195
Segregated assets, net of reserves
 of $4, $4 and $5                                            147        183        264
Other assets                                               1,714      1,430      1,252
                                                         -------    -------    -------
     Total assets                                        $36,974    $36,139    $36,166
                                                         =======    =======    =======

Liabilities
- - ------------------------------------------------------
Deposits in domestic offices                             $24,316    $26,355    $26,013
Deposits in foreign offices                                1,867      1,183      1,294
Short-term borrowings                                      3,951      2,126      2,571
Other liabilities                                          1,460      1,172      1,029
Notes and debentures (with original maturities
 over one year)                                            1,921      1,990      2,013
                                                         -------    -------    -------
     Total liabilities                                    33,515     32,826     32,920

Shareholders' equity
- - ------------------------------------------------------
Preferred stock                                              592        592        660
Common shareholders' equity
  Common stock - $.50 par value
   Authorized - 200,000,000 shares
   Issued - 63,924,983; 63,843,493
    and 63,337,695 shares                                     32         32         32
  Additional paid-in capital                               1,780      1,774      1,753
  Retained earnings                                        1,055        898        764
  Warrants                                                    37         37         37
  Net unrealized loss on assets
   available for sale (net of taxes)                         (32)         -          -
  Treasury stock - 95,502 and 365,700 shares at cost          (5)       (20)         -
                                                         -------    -------    -------
  Total common shareholders' equity                        2,867      2,721      2,586
                                                         -------    -------    -------
     Total shareholders' equity                            3,459      3,313      3,246
                                                         -------    -------    -------
     Total liabilities and shareholders' equity          $36,974    $36,139    $36,166
                                                         =======    =======    =======
- - --------------------------

Note: In accordance with the January 1, 1994 adoption of FAS No. 115, certain assets available for sale are reported at fair value at June 30, 1994 with the unrealized loss of $32 million, net of taxes, included in common shareholders' equity. No reclassifications of assets were made to adopt this new accounting standard. The impact of recording the unrealized loss resulted in a reduction of book value per common share at June 30, 1994 of $.49 cents.